FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
October 26, 2012		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
THIRD QUARTER AND YEAR TO DATE 2012 RESULTS

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB: UBMI) reported consolidated net income of $1.4 million, or $0.09 per share of common stock, for the third quarter of 2012, compared to a consolidated net loss of $2.1 million, or $0.19 per share of common stock, for the third quarter of 2011. Consolidated net income for the first nine months of 2012 was $3.0 million, or $0.17 per share of common stock, compared to a consolidated net loss of $1.4 million, or $0.18 per share of common stock, for the first nine months of 2011.

Highlights of the third quarter of 2012 include:

•	Continued improving trends in profitability
•	Steady improvement in net interest income resulting from loan growth and core funding
•	Noninterest income reaches record levels
•	Favorable operating leverage achieved compared to the same period last year
•	Improving trends in credit quality measures
-	Allowance for loan losses/nonperforming loans above 100% for the first time since the second quarter of 2007
-	21.5% decrease in nonperforming assets in the third quarter of 2012
-	Nonperforming assets at their lowest levels since the second quarter of 2009
•	Capital ratios remained strong, and continued to improve

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. ("United" or the "Company"), commented, "The third quarter of 2012 was especially encouraging for us, as we achieved significant improvement in our credit quality." He noted that the improvements in credit quality measures and the resulting lower levels of loan loss provision have been a contributing factor in the Company's return toward sustained profitability. The Company's double-digit increases in noninterest income also have significantly contributed to the higher earnings levels achieved so far in 2012.

United unveiled a new brand campaign, including an updated logo and related branding treatment, in the third quarter of 2012. Mr. Chapman noted that the rebranding effort more accurately reflects the transformation of the Company in recent years. Mr. Chapman commented, "We have been growing into new communities and expanding our footprint in SBA lending, commercial lending specializing in professional services, and mortgage lending. Going forward, our recognizable logo and related rebranding will better position us for the future."

Results of Operations

United achieved its fourth consecutive quarter of profitability in the quarter ended September 30, 2012, and the sixth profitable quarter since the end of 2010. The Company's consolidated net income was $1.4 million in the third quarter of 2012 and $3.0 million for the nine months ended September 30, 2012, compared to losses of $2.1 million and $1.4 million, respectively, for the same periods of

2011. Performance ratios also continued to improve for the three and nine months ended September 30, 2012.  Return on average assets ("ROA") was 0.62% and 0.45%, respectively, for the third quarter and first nine months of 2012, compared to -0.95% and -0.21%, respectively, for the comparable periods of 2011. Return on average shareholders' equity ("ROE") was 5.79% and 4.26%, respectively, for the third quarter and first nine months of 2012, compared to -8.85% and -1.97%, respectively, for the same periods of 2011.

Net Interest Income and Net Interest Margin
For the third quarter of 2012, United's net interest income of $7.6 million was up 2.8% compared to the same period of 2011, and net interest income of $22.8 million for the first nine months of 2012 was 1.9% above the same period of 2011. Despite continued downward pressure on both short and long-term interest rates, United has maintained a stable net interest margin over the past several quarters, primarily as a result of three factors – portfolio loan growth, deployment of excess liquidity, and funding of growth with core deposits.

The Company's mix of assets has evolved over recent quarters, resulting in a slowing of the decline in its yields on earning assets. Portfolio loan growth of $14.5 million in the third quarter and $28.1 million in first nine months of 2012 has contributed to this shift in mix. The Company converted its loan production office in Brighton, Michigan to a full-service banking office in the second quarter of 2012, and opened a new loan production office within the City of Monroe, Michigan in July 2012. Both offices have contributed to increased lending activity. In addition, loan volumes within the Bank's existing markets have improved modestly.

The Company has held historically high levels of liquidity since 2009, during this extended period of economic uncertainty. While the additional liquidity contributed to the Company's margin compression during that time period, a shift of a portion of its liquidity from federal funds and equivalents to investment securities in 2012 has slowed United's decline in yields on earning assets.  At the same time, the Bank has reduced its average balances of FHLB advances and higher-cost deposits during the third quarter and first nine months of 2012, and continues to fund its growth primarily with core deposits. United's net interest margin was 3.63% for both the three and nine month periods ended September 30, 2012, compared to 3.58% and 3.63% respectively, for the same periods of 2011.

Noninterest Income
Total noninterest income for the quarter and nine month periods ended September 30, 2012 was up 30.7% and 24.0%, respectively, compared to the same periods of 2011. United's double-digit increases in noninterest income continued to be a significant driver of the Company's improved earnings. This improvement in noninterest income was driven, in part, by increased loan originations, both of residential mortgages and SBA loans. The Company has experienced mortgage loan originators and SBA lending expertise, supported by a strong internal loan underwriting, processing and servicing infrastructure. In the first nine months of 2012, the Company has originated and sold $271.6 million of loans, and at September 30, 2012, United's servicing portfolio consisted of $816.3 million of loans the Company has originated and sold on the secondary market.

Operating Leverage
As a result of strong financial performance, the Company's combined net interest income and noninterest income was up 13.0% in the third quarter and 9.8% in the first nine months of 2012 compared to the same periods of 2011. During the same periods, the Company's noninterest expense increased by 2.4% and 7.0%, respectively.

Noninterest Expense
Total noninterest expenses were up $216,000 and $1.8 million, respectively, in the third quarter and first nine months of 2012, compared to the same periods of 2011. Salaries and employee benefits for the third quarter and first nine months of 2012 increased by 14.8% and 11.2%, respectively, over the same periods one year earlier. The increases reflect, in part, continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its expansion into Livingston and Monroe Counties. The Company did not pay or accrue any cash bonus or other payout to executive officers or non-commissioned employees under our bonus plans in 2011 or the first nine months of 2012.

Attorney, accounting and other professional fees were down 12.6% in the third quarter of 2012 compared to the same quarter of 2011. For the first nine months of 2012, these expenses were up 23.2% over the same period of 2011. However, attorney, accounting and other professional fees in the second quarter of 2012 included $299,000 of legal and accounting costs related to the sale by the U.S. Treasury of all of the Company's 20,600 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, during that quarter.

The Company reduced its advertising and marketing expenditures by approximately 50% in 2009 compared to 2008, and those expenses have remained at reduced levels since that time. Advertising and marketing expenses increased by 15.9% in the third quarter and 17.6% in the first nine months of 2012 compared to the same periods of 2011.The increase partially reflects the Company's launch of a new branding initiative in the third quarter of 2012. This branding initiative represents a renewed emphasis on marketing and the Company expects a trend toward more historic spending levels for marketing and advertising expense.

Expenses related to ORE and other foreclosed properties decreased by nearly $400,000 in the third quarter of 2012 compared to the third quarter of 2011, but have increased by $207,000 in the first nine months of 2012 compared to the same period of 2011. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties. In addition, during the first six months of 2012, the Company recorded $770,000 of probable incurred expenses relating to residential mortgages previously sold on the secondary market that subsequently defaulted, and no such expense was recorded in the third quarter of 2012.

The Company's provision for loan losses for the third quarter and first nine months of 2012 was $2.0 million and $6.7 million, respectively, down from $6.0 million and $11.9 million for the same periods of 2011. The reduced level of provision for loan losses is a direct result of United's improvement in its credit quality measures.

Balance Sheet

Total consolidated assets of the Company were $898.6 million at September 30, 2012, compared to $885.0 million at December 31, 2011 and $894.4 million at September 30, 2011. The Company's recent loan growth reflects United's entry into adjacent markets, combined with a moderate strengthening of the local economy. Total portfolio loans of $591.8 million increased by $28.1 million, or 5.0%, in the first nine months of 2012, and by $14.2 million, or 2.5%, since September 30, 2011.

United's balances in federal funds sold and other short-term investments were $52.0 million at September 30, 2012, compared to $91.8 million at December 31, 2011 and $99.4 million at

September 30, 2011. Securities available for sale of $198.1 million at September 30, 2012 were up $24.8 million from December 31, 2011 levels and have increased by $33.1 million since September 30, 2011.

Total deposits of $776.0 million at September 30, 2012 were up $11.2 million from $764.9 million at December 31, 2011, with all of the growth in non-interest bearing deposit balances. The majority of the Bank's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions.

Asset Quality

The Company achieved significant improvement in its asset quality measures in the third quarter of 2012, continuing the recent trends. United's ratio of allowance for loan losses to total loans was 3.80% and the ratio of allowance for loan losses to nonperforming loans was 108.0% at September 30, 2012, compared to 3.66% and 80.0%, respectively, at December 31, 2011, and 4.22% and 81.8%, respectively, at September 30, 2011. The Company's allowance for loan losses increased by $1.8 million from December 31, 2011 to September 30, 2012, as provision for loan losses expense has exceeded net charge-offs in each of the quarters of 2012. Net charge-offs have averaged approximately $1.6 million per quarter for 2012, representing the lowest level since the second quarter of 2008.

The Company's level of nonperforming assets was at its lowest level since the second quarter of 2009. A significant portion of the decline in nonperforming assets in the third quarter of 2012 was the result of payoffs of three nonaccrual loans totaling $4.5 million. Nonperforming assets include nonperforming loans, plus balances of other real estate owned. Within the Company's loan portfolio, $20.8 million of loans were considered nonperforming at September 30, 2012, compared to $25.8 million at December 31, 2011 and $29.8 million at September 30, 2011. Total nonperforming loans as a percent of total portfolio loans decreased from 4.57% at the end of 2011 and 5.16% at September 30, 2011 to 3.51% at September 30, 2012. For purposes of this presentation, nonperforming loans consist of nonaccrual loans and accruing loans that are past due 90 days or more, and exclude accruing restructured loans.

Capital Management

In December 2010, the Company closed its public offering of 7,583,800 shares of common stock. The net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, were approximately $17.1 million. The Company has contributed $12.0 million of the net proceeds of the offering to the capital of the Bank to increase the Bank's capital and regulatory capital ratios. As a result of the capital contribution and improved profitability, the Bank was in compliance with the capital requirements of its MOU with the FDIC and OFIR at December 31, 2010 and 2011, and September 30, 2012. At September 30, 2012, the Bank's Tier 1 capital ratio was 9.63%, and its ratio of total capital to risk-weighted assets was 15.61%, and the Bank was categorized as well-capitalized under applicable regulatory guidelines.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "trends," "continue," "improving," "toward," "going forward," "will," "position," "future," "uncertainty," "initiative," "expect" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to asset and credit quality trends, future levels of profitability, future economic conditions, loan demand, and future growth of the Company, including the benefits to the Company of expansion into new markets and the effects of our rebranding initiative. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to fully comply with all of the provisions of our memorandum of understanding, successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	Sept. 30,	June 30,		Dec. 31,		Sept. 30,
Period-end Balance Sheet	2012	2012	Change	2011	Change	2011	Change
Assets
Cash and due from banks	$16,247	$16,225	$22	$15,798	$449	$15,893	$354
Interest bearing bal. with banks	52,029	57,591	(5,562)	91,428	(39,399)	99,420	(47,391)
Federal funds sold	-	-	-	366	(366)	-	-
Total cash & cash equivalents	68,276	73,816	(5,540)	107,592	(39,316)	115,313	(47,037)

Securities available for sale	198,069	191,886	6,183	173,197	24,872	164,945	33,124
FHLB Stock	2,571	2,571	-	2,571	-	2,571	-
Loans held for sale	11,766	10,349	1,417	8,290	3,476	7,709	4,057

Portfolio loans
Personal	111,181	108,556	2,625	103,405	7,776	106,207	4,974
Business (1)	345,471	346,135	(664)	337,178	8,293	347,898	(2,427)
Residential mortgage	86,811	83,444	3,367	83,072	3,739	81,734	5,077
Construction & development	48,136	38,656	9,480	39,721	8,415	41,478	6,658
Deferred fees and costs	209	488	(279)	326	(117)	283	(74)
Total portfolio loans	591,808	577,279	14,529	563,702	28,106	577,600	14,208
Allowance for loan losses	22,460	22,097	363	20,633	1,827	24,357	(1,897)
Net loans	569,348	555,182	14,166	543,069	26,279	553,243	16,105

Premises and equipment, net	10,793	10,793	-	10,795	(2)	10,631	162
Bank owned life insurance	14,134	14,028	106	13,819	315	13,710	424
Other assets	23,624	25,527	(1,903)	25,676	(2,052)	26,283	(2,659)
Total Assets	$898,581	$884,152	$14,429	$885,009	$13,572	$894,405	$4,176

Liabilities
Deposits
Non-interest bearing	$159,333	$161,307	$(1,974)	$139,346	$19,987	$134,673	$24,660
Interest bearing	616,692	600,081	16,611	625,510	(8,818)	640,856	(24,164)
Total deposits	776,025	761,388	14,637	764,856	11,169	775,529	496
FHLB advances outstanding	21,759	23,775	(2,016)	24,035	(2,276)	24,054	(2,295)
Other liabilities	3,961	3,876	85	2,344	1,617	3,017	944
Total Liabilities	801,745	789,039	12,706	791,235	10,510	802,600	(855)
Shareholders' Equity	96,836	95,113	1,723	93,774	3,062	91,805	5,031
Total Liabilities and Equity	$898,581	$884,152	$14,429	$885,009	$13,572	$894,405	$4,176

	Three months ended Sept. 30,			Nine months ended Sept. 30,
Average Balance Data	2012	2011	% Change	2012	2011	% Change
Total loans	$595,736	$583,042	2.2%	$589,865	$583,534	1.1%
Earning assets	847,743	836,529	1.3%	848,573	836,363	1.5%
Total assets	892,235	876,095	1.8%	890,539	873,808	1.9%
Deposits	766,627	752,355	1.9%	768,908	749,082	2.6%
Shareholders' Equity	95,483	94,159	1.4%	94,546	93,477	1.1%

Asset Quality
Net charge offs	$1,638	$7,013	-76.6%	$4,824	$12,706	-62.0%
Non-accrual loans	20,386	29,392	-30.6%
Non-performing loans	20,792	29,778	-30.2%
Non-performing assets	22,971	34,079	-32.6%
Nonperforming loans/total loans	3.51%	5.16%	-31.9%
Nonperforming assets/total assets	2.56%	3.81%	-32.9%
Allowance for loan loss/total loans	3.80%	4.22%	-10.0%
Allowance/nonperforming loans	108.0%	81.8%	32.1%

(1) Business loans include commercial mortgages and tax exempt loans

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended Sept. 30,			Nine months ended Sept. 30,
Consolidated Income Statement	2012	2011	% Change	2012	2011	% Change
Interest Income
Interest and fees on loans	$7,917	$7,918	0.0%	$23,695	$24,253	-2.3%
Interest on investment securities	778	925	-15.9%	2,494	2,629	-5.1%
Interest on fed funds sold & bank balances	36	63	-42.9%	133	204	-34.8%
Total interest income	8,731	8,906	-2.0%	26,322	27,086	-2.8%

Interest Expense
Interest on deposits	895	1,250	-28.4%	2,936	3,969	-26.0%
Interest on other liabilities	-	-	0.0%	-	11	-100.0%
Interest on FHLB advances	190	219	-13.2%	605	742	-18.5%
Total interest expense	1,085	1,469	-26.1%	3,541	4,722	-25.0%
Net Interest Income	7,646	7,437	2.8%	22,781	22,364	1.9%
Provision for loan losses	2,000	6,000	-66.7%	6,650	11,900	-44.1%
Net Interest Income After Provision	5,646	1,437	292.9%	16,131	10,464	54.2%

Noninterest Income
Service charges on deposit accounts	496	486	2.1%	1,378	1,500	-8.1%
Trust & Investment fee income	1,319	1,226	7.6%	3,855	3,780	2.0%
Gains on securities transactions	-	-	0.0%	4	-	0.0%
Income from loan sales and servicing	2,803	1,610	74.1%	7,299	4,540	60.8%
ATM, debit and credit card fee income	517	550	-6.0%	1,583	1,619	-2.2%
Income from bank-owned life insurance	106	108	-1.9%	316	320	-1.3%
Other income	323	276	17.0%	1,165	817	42.6%
Total noninterest income	5,564	4,256	30.7%	15,600	12,576	24.0%

Noninterest Expense
Salaries and employee benefits	5,464	4,759	14.8%	15,686	14,101	11.2%
Occupancy and equipment expense	1,350	1,276	5.8%	3,988	3,819	4.4%
External data processing	250	392	-36.2%	764	1,041	-26.6%
Advertising and marketing expenses	190	164	15.9%	567	482	17.6%
Attorney & other professional fees	416	476	-12.6%	1,654	1,342	23.2%
Director fees	98	102	-3.9%	293	305	-3.9%
Expenses relating to ORE property and foreclosed assets	417	815	-48.8%	1,533	1,326	15.6%
FDIC Insurance premiums	292	288	1.4%	883	1,021	-13.5%
Other expense	823	812	1.4%	2,249	2,366	-4.9%
Total noninterest expense	9,300	9,084	2.4%	27,617	25,803	7.0%
Income (Loss) Before Federal Income Tax	1,910	(3,391)		4,114	(2,763)
Federal income tax (benefit)	520	(1,291)		1,097	(1,383)
Net Income (Loss)	$1,390	$(2,100)		$3,017	$(1,380)

Performance Ratios
Return on average assets	0.62%	-0.95%	1.57%	0.45%	-0.21%	0.66%
Return on average equity	5.79%	-8.85%	14.64%	4.26%	-1.97%	6.23%
Pre-tax, pre-provision ROA (1)	1.74%	1.19%	0.55%	1.61%	1.40%	0.22%
Net interest margin (FTE)	3.63%	3.58%	0.05%	3.63%	3.63%	0.00%
Efficiency ratio	69.9%	77.0%	-7.07%	71.4%	73.1%	-1.72%

Common Stock Performance
Basic & diluted earnings (loss) per share	$0.09	$(0.19)	$0.28	$0.17	$(0.18)	$0.35
Book value per share				$6.01	$5.63	$0.38
Tangible book value per share				6.01	5.63	0.38
Market value per share (2)				4.20	2.95	1.25

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2012			2011
Balance Sheet Data	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Period-end:
Portfolio loans	$591,808	$577,279	$575,508	$563,702	$577,600
Total loans	603,574	587,628	587,227	571,992	585,309
Allowance for loan losses	22,460	22,097	21,048	20,633	24,357
Earning assets	856,034	839,188	869,231	839,554	852,245
Total assets	898,581	884,152	914,450	885,009	894,405
Deposits	776,025	761,388	792,497	764,856	775,529
Shareholders' Equity	96,836	95,113	94,265	93,774	91,806
Average:
Total loans	$595,736	$588,108	$585,686	$582,956	$583,042
Earning assets	847,743	850,277	851,836	841,457	836,529
Total assets	892,235	888,830	894,346	881,480	876,095
Deposits	766,627	765,490	773,977	762,706	752,355
Shareholders' Equity	95,483	94,414	93,732	92,122	94,159

Income Statement Summary
Net interest income	$7,646	$7,566	$7,569	$7,687	$7,437
Non-interest income	5,564	5,278	4,758	4,635	4,256
Net revenue	13,210	12,844	12,327	12,322	11,693
Non-interest expense	9,300	9,148	9,169	8,815	9,084
Pre-tax, pre-provision income (1)	3,910	3,696	3,158	3,507	2,609
Provision for loan losses	2,000	2,550	2,100	250	6,000
Federal income tax	520	361	216	960	(1,291)
Net income (loss)	1,390	785	842	2,297	(2,100)
Basic & diluted income (loss) per share	$0.09	$0.04	$0.04	$0.16	$(0.19)

Performance Ratios and Liquidity
Return on average assets	0.62%	0.36%	0.38%	1.03%	-0.95%
Return on average common equity	5.79%	3.35%	3.61%	9.89%	-8.85%
Pre-tax, pre-provision ROA (1)	1.74%	1.67%	1.42%	1.59%	1.19%
Net interest margin (FTE)	3.63%	3.62%	3.62%	3.67%	3.58%
Efficiency ratio	69.9%	70.7%	73.8%	70.9%	77.0%
Ratio of loans to deposits	76.3%	75.8%	72.6%	73.7%	74.5%

Asset Quality
Net charge offs	$1,638	$1,501	$1,685	$3,974	$7,013
Non-accrual loans	20,386	25,634	25,958	25,754	29,392
Non-performing loans	20,792	25,876	25,971	25,785	29,778
Non-performing assets	22,971	29,268	29,455	29,454	34,079
Nonperforming loans/portfolio loans	3.51%	4.48%	4.51%	4.57%	5.16%
Nonperforming assets/total assets	2.56%	3.31%	3.22%	3.33%	3.81%
Allowance for loan loss/portfolio loans	3.80%	3.83%	3.66%	3.66%	4.22%
Allowance/nonperforming loans	108.0%	85.4%	81.0%	80.0%	81.8%

Market Data for Common Stock
Book value per share	$6.01	$5.88	$5.82	$5.78	$5.63
Market value per share (2)
High	4.20	3.55	3.45	2.80	3.50
Low	3.26	3.25	2.49	2.20	2.90
Period-end	4.20	3.40	3.35	2.50	2.95
Period-end shares outstanding	12,706	12,707	12,699	12,697	12,697
Average shares outstanding	12,706	12,701	12,697	12,697	12,696

Trends of Selected Consolidated Financial Data (continued)

	2012			2011
Capital and Stock Performance	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Tier 1 Leverage Ratio	10.1%	9.9%	9.8%	9.9%	9.6%
Tangible common equity to total assets	8.5%	8.4%	8.1%	8.3%	8.0%
Total capital to risk-weighted assets	16.4%	16.4%	16.3%	16.5%	15.6%
Period-end common stock market price/book value	69.9%	57.8%	57.6%	43.2%	52.4%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCQB before period end.